Ladhani & Sonenberg

Barristers & Solicitors

Exhibit 5.1

December 14, 2016

Algae Dynamics Corp.

4120 Ridgeway Drive, Unit 17

Mississauga, Ontario L5L 5S9

Canada

Dear Sirs/Mesdames:

Re: Registration on Form S-8

We have acted as special Ontario counsel to Algae Dynamics Corp., a federal corporation incorporated under the law of Canada (the “Corporation”), formerly Converted Carbon Technologies Corp., in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 1,591,700 common shares of the Corporation, without par value (the “Common Shares”) issuable pursuant to options, restricted stock awards and restricted stock unit awards granted or to be granted under the Corporation’s Stock Incentive Plan – 2014 (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of the opinions set forth below.

In rendering the opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that the Common Shares reserved for issuance in accordance with the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

4 Robert Speck Parkway, Suite 200	www.ladhanilaw.com	Munira Ladhani, BComm, JD/LLB, LLM
Mississauga, Ontario L4Z 1S1	t. 416.749.6000 f. 416.749.6004	Larry Sonenberg, BA, LLB (Retired)

Ladhani & Sonenberg

Barristers & Solicitors

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

Munira Ladhani

4 Robert Speck Parkway, Suite 200	www.ladhanilaw.com	Munira Ladhani, BComm, JD/LLB, LLM
Mississauga, Ontario L4Z 1S1	t. 416.749.6000 f. 416.749.6004	Larry Sonenberg, BA, LLB (Retired)